Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(5)
(Form Type)
CSW Industrials, Inc.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rules 457(o) (1)	1,265,000 (2)	$285.00	$360,525,000	$0.00014760	$53,213.49

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$360,525,000		$53,213.49

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$53,213.49

(1)
The registration fee is calculated in accordance with Rule 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. In accordance with Rules 456(b) and 457(r) under the Securities Act, CSW Industrials, Inc. (the “Registrant”) initially deferred payment of the registration fee for the Registrant’s Registration Statement on Form
S-3ASR
(File No. 333-281932) filed with the Securities and Exchange Commission on September 4, 2024 (the “Registration Statement). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

(2)	Includes the potential issuance of shares of common stock pursuant to the underwriters’ option to purchase up to an additional 165,000 sha re s of the Registrant’s common stock.